EXHIBIT 5.2
[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]
CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-9 of our report dated February 22, 2005 relating to the consolidated financial statements of The Thomson Corporation (the “Corporation”), which appears in the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2004. We also consent to the incorporation by reference of our Comments by Auditors for United States of America Readers on Canada — United States of America Reporting Differences also dated February 22, 2005, which appears in such Form 40-F.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Canada
September 20, 2005